EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated November 22, 2010, relating to the consolidated financial statements of Raptor Pharmaceutical Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about Raptor Pharmaceutical Corp.’s ability to continue as a going concern), which appear in Raptor Pharmaceutical Corp.’s Annual Report on Form 10-K for the year ended August 31, 2010.

/s/  Burr Pilger Mayer, Inc.

San Francisco, California
April 25, 2011